Exhibit 23.5



                     Consent of KEEFE, BRUYETTE & WOODS, INC.


     The opinion letter of our Firm regarding the proposed merger of First Commerce Corporation (the "Company") and Central Corporation is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein, does not constittue a recommendation to any holder of shares as how to be used, circulated, quoted or otherwise referred to for any other purpose, nor is to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, execpt in accordance with our prior written consent.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "The Plan - Opinions of Investment Bankers, Opinion to FCC" and to the inclusion of the foregoingopinion dated May 15, 1995 in the Registration Statement on Form S-4 of the Company. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        KEEFE, BRUYETTE & WOODS, INC.
                                        July 27, 1995